Exhibit 10.33

                         VERSION FOR 1997 CERTIFICATES
                         -----------------------------
                               ISSUED ON 1/1/97
                               ----------------


                     RESTAURANT OPERATING PARTNER PROGRAM
                     ------------------------------------


                       ADDENDUM NO. _______ TO A CERTAIN
                  CERTIFICATE AND AGREEMENT OF PARTICIPATION
                           IN THE SILVER DINER, INC.
                     RESTAURANT OPERATING PARTNER PROGRAM
(THE "CERTIFICATE OF PARTICIPATION")


     This Addendum No. ______ to that certain Certificate and Agreement of Participation ("Certificate of Participation") by and between Silver Diner, Inc. and its wholly-owned subsidiary Silver Diner Development, Inc. and ____________________________ is made as of this ____ day of _______________,
1998.

                                   RECITALS

     R-1. All defined terms in the Certificate of Participation shall have the same meanings as in this Addendum No. ______.

     R-2. Silver Diner has introduced a restaurant operating partner program originally designated as the "Silver Diner, Inc. Restaurant Owner Operator Program" but now designated as the "Silver Diner, Inc. Restaurant Operating Partner Program" (the "Operating Partner Program") to be implemented in part through this Certificate of Participation.

     R-3. Silver Diner wishes to make certain refinements to the Operating Partner Program as it relates to existing and future managers who desire to become operating partners under the Operating Partner Program.

     It is mutually agreed that notwithstanding anything to the contrary in the Certificate of Participation, the following shall apply:

     (1) All references in the Certificate of Participation to "Owner Operator" shall be modified so as to constitute references to "Operating Partner".

     (2) Paragraph (b) of Section 2 is hereby amended and restated in its entirety to read as follows:

                  (B) MONTHLY PROFIT SHARING. The Operating Partner shall be entitled to receive in cash five percent (5%) of the monthly Restaurant Operating Income (as defined below) of the Restaurant, which amount shall be paid to the Operating Partner within thirty (30) days of the close of the month, subject to the terms and conditions of this paragraph. As used in this Certificate of Participation:

                  . A month shall mean that period of time as reflective of the monthly accounting period then being used by Silver Diner for financial reporting purposes, which period now consists of four weeks or 28 days, and

               . Restaurant Operating Income shall mean the net sales of the Restaurant determined by SDI in accordance with generally accepted accounting principles consistently applied ("GAAP") for the month less (i) cost of sales, (ii) labor (including
                                  ----
                    all salary and cash or stock bonus payments other than Monthly Profit-Sharing and Quarterly Profit-Sharing payments made to the Operating Partner under this Section 2), (iii) operating expenses of the Restaurant (including allocated corporate expenses on behalf of the Restaurant, such as advertising and menu costs not to exceed 5% on an annual basis), and (iv) a deemed annual occupancy cost of $295,000 with respect to all facilities other than the Rockville facility (the occupancy costs of which shall be separately determined).

               SDI will establish targeted margins for the Restaurant. If the actual margin experience with respect to any month falls below the targeted margin for such month by two percent (2%) or more, then no payment of the above-referenced five percent (5%) profit-sharing amount will be paid until a determination is made of the actual margin experience for the quarter in which such month occurred. If the actual margin for the Restaurant with respect to such quarter does not fall below the targeted margin for the quarter by two percent (2%) or more, than any prior deferred monthly payments of the profit-sharing amount will be paid over to the Operating Partner within thirty (30) days of the close of the quarter.

               If the actual margin for the Restaurant falls below the targeted margin for the quarter by two percent (2%) or more, then no monthly profit-sharing payments will be made to the Operating Partner with respect to such quarter and any monthly profit-sharing payments previously made to such Operating Partner during the quarter will be treated as unearned payments which will reduce, on a dollar for dollar basis, profit-sharing payments otherwise payable to such Operating Partner with respect to future months of operation.

  (3)  A new Paragraph (d) is added to Section 2 to read as follows:

               (D) QUARTERLY OPERATIONAL GOAL PROFIT-SHARING. The Operating Partner shall be entitled to receive in cash two percent (2%) of the Restaurant Operating Income for each fiscal quarter if his/her Restaurant achieves its operational goal for such quarter. For these purposes, SDI will establish on a periodic basis the criteria (such as favorable exit interviews) to be used to target and measure operational goals for each quarter. Such measurement methodology shall be communicated to the Operating Partner prior to the commencement of the time period to which the standard of measurement will apply.

     (4) Paragraph (a) of Section 3 is hereby amended and restated to read as follows:

                    (A) ANNUAL AWARDS. Subject to the terms of Section 5 and prior to any Termination under Section 6 and subject to the annual approval of the Board of Directors of SDI, the Owner Operator shall be awarded on the 365th day following commencement of the quarter occurring immediately after the quarter in which the Effective Date occurs and on each subsequent anniversary of such commencement (each such date being referred to as the "Award Date") that number of shares of Common Stock as determined by dividing the closing price of the shares of Common Stock on the NASDAQ National Market System on the day immediately preceding each Award Date into:

               . Up to a maximum of $5,000 for the first anniversary following the Award Date

               . Up to a maximum of $7,500 for each of the second and third anniversaries following the Award Date, and

               . Up to a maximum of $10,000 for the fourth and fifth anniversaries following the Award Date.

     For these purposes, the Board of Directors of Silver Diner has specifically reserved the right to review performance on an annual basis and, in its sole discretion, to reduce or eliminate the amount of the Annual Award otherwise payable to the Operating Partner pursuant to the above schedule, if appropriate.

     (5)  A new Paragraph (e) is added to Section 4 to read as follows:

                    (E) BANK LOAN DEFAULT. If the Operating Partner borrows money from a bank for all or part of the purchase price for his/her purchase of common shares of Silver Diner pursuant to the mandatory or optional investment provisions set forth above, which bank loan is secured by a pledge of all of such purchased shares, then the repayment of such loan shall be effectuated through a payroll withholding mechanism established between Silver Diner and the applicable bank. If the Operating Partner nevertheless defaults on such bank loan, the bank shall have the right to send notice of such default to Silver Diner and request that Silver Diner repurchase the pledged shares. Silver Diner shall have the right, but not the obligation, during the ten (10) day period following receipt of such notice and request from the bank to repurchase the pledged shares in cash of the amount originally paid by the Operating Partner to SDI, without payment of any premium or interest. If Silver Diner does not exercise such repurchase right, the bank may dispose of the pledged shares free of any restrictions on transferability other than under applicable federal and state securities laws.

     (6)  A new Paragraph (e) is added to Section 5 to read as follows:

                    (E) ESCROW OF SHARES OF COMMON STOCK. Each share of Common Stock issued to the Operating Partner as an Award under Section 3 and each share of Common Stock acquired by the Operating Partner pursuant to Section 4(a) (Mandatory Investment) and Section 4(b) (Optional Investment) will be held in escrow for the benefit of the Operating Partner by the law firm of Arent Fox Kintner Plotkin & Kahn, PLLC or such other escrow agent as may be designated by SDI from time to time, until the restrictions relating to such share of Common Stock have been eliminated. If any shares of Common Stock are pledged as collateral for a loan used to purchase such shares of Common Stock and if such shares of Common Stock are released from collateral during the restriction period relating to such shares, then upon their release from collateral, such shares shall be delivered to the escrow agent described above for the duration of such restriction period. In the event that a forfeiture of a share of Common Stock arises under Section 6(b), the forfeited share shall be released from escrow and delivered to SDI. In the event the restriction period with respect to a share of Common Stock lapses prior to any forfeiture of such share, the share of Common Stock shall be released from escrow and delivered directly to the Operating Partner.


                              Silver Diner, Inc.
                              Silver Diner Development, Inc.



Date: __________________      By: ____________________________
                                   Robert T. Giaimo, President



Date: __________________      _______________________________
                              ____________, Operating Partner